Exhibit 2.1

CAPITAL STOCK EXCHANGE AGREEMENT

THIS CAPITAL STOCK EXCHANGE AGREEMENT is made as of the 27 day of January, 2020, by and among WORLD HEALTH ENERGY HOLDINGS, INC., a Delaware corporation (“Parent”), R2GA INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), UCG, INC, a Florida corporation (“UCG”), RNA Ltd., an Israeli corporation and a wholly-owned subsidiary of UCG (“Company”), GAYA ROZENSWEIG (“Gaya”) and GEORGE BAUMOEHL (“George”; together with Gaya, the “Shareholders” and individually a “Shareholder”). Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

WHEREAS, Parent and Sub believe that it is desirable and in their mutual best interests that Sub acquire 100% of the issued and outstanding capital stock of Company for consideration consisting of shares of Parent Series B Convertible Preferred Stock (defined in Section 2.2) and upon the other terms and conditions set forth herein, which upon consummation of such exchange the Company would become a direct wholly owned subsidiary of Sub (the “Share Exchange”);

WHEREAS, the Shareholders collectively hold all of the issued and outstanding share capital of UCG and agree, subject to the terms and conditions hereof, to cause UCG to transfer to Sub all of the outstanding share capital of Company for the Consideration specified below;

WHEREAS, it the intention of the Parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code; and (iii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement and under the applicable securities laws of the states or jurisdictions where the Shareholders reside;

WHEREAS, the respective Boards of Directors of Parent, Sub, UCG and Company and each of the Shareholders have each determined that the Share Exchange and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

WHEREAS Parent, Sub, UCG, the Company, and the Shareholders desire to make certain representations, warranties, covenants, each to the other, and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements the “Parties agree as follows:

ARTICLE I

THE TRANSACTION

1.1 The Transaction. On the Closing Date, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement UCG shall exchange, sell, assign, and transfer to Sub all of its Company Ordinary Shares (the “RNA Ordinary Shares”) for newly issued shares of Parent Series B Convertible Preferred Stock. The events set forth in this foregoing Section 1.1 shall be referred to herein as the “Transaction”.

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1.2 Consideration.

(a) Subject to the terms of this Agreement and in reliance on the representations and warranties of each of the Shareholders, UCG herein, at the Closing the Sub shall deliver to each of the Shareholders, One Million Nine Hundred and Thirty Five Thousand (1,935,000) shares of the Parent Series B Convertible Preferred Shares (the “Consideration”), free and clear of all liens and encumbrances.

(b) All shares of Parent Common Stock issued upon the surrender and exchange of shares of RNA Ordinary Shares in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act, and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of RNA Ordinary Shares.

(c) Escrow. The Consideration Shares allotted to George shall be deposited into escrow pending the remittance on or before June 30, 2020, by or on behalf of George to the Company of the balance of $1,044,000 (the “Investment Balance Amount”) representing the unpaid balance owing by George to UCG in respect of his UCG shareholdings, all in accordance with the Escrow Agreement attached hereto as Appendix A.

(d) Share Exchange Procedure. Each Selling Shareholder will cause UCG to exchange UCG’s holdings of RNA Ordinary Shares by entering such transfer to Sub in the respective share registers of UCG and Company for the benefit of Sub with appropriate instructions to allow the transfer agent of Parent to issue certificates representing the Consideration Shares to the holder thereof, together with a Certificate of Non-U.S. Shareholder (the “Certificate of Non-U.S. Shareholder”), a copy of which is set out in Appendix B.

(e) Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

1.3 Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the Parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

1.4 Closing. The closing of the Transaction (the “Closing”) shall take place through electronic exchange of documents and through the physical delivery of the required share certificates to the Shareholders, no later than February 29, 2020, or such earlier date to be set by the Parties. The date and time on which the closing occurs shall be the ‘Closing Date’.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to UCG and to the Company, that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

2.1 Organization.

(a) Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Parent is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

2.2 Capitalization.

(a) Parent’s authorized capital stock consists of (i) One Hundred and Ten Billion (110,000,000,000) shares of common stock, par value $0.0007 per share (the “Parent Common Stock”); and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Parent Preferred Stock”).

(b) There are 89,789,407,996 shares of Parent Common Stock issued and outstanding and 8,870,000 shares of Preferred Stock, of which 5,000,000 have been designated as Series A Convertible Preferred Shares and 3,870,000, have been designated as Series B Convertible Preferred Shares. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock were duly and validly issued and fully paid, are non-assessable and free of pre-emptive rights, and were issued in compliance with all applicable state and federal securities laws.

2.3 Authorization. Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Parent is a party constitute the valid and legally binding obligations of Parent enforceable against Parent in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Parent of this Agreement and the agreements provided for herein, and the consummation by Parent of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Parent certificate of or incorporation, as amended, or Parent bylaws, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Parent pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to Parent is a party or by which Parent or any of their respective properties is or may be bound; or (iii) to Parent’s Knowledge, violate the provisions of any law, rule or regulation applicable to Parent, except where such violation would not reasonably be expected to have an Material Adverse Effect.

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2.4 No Conflict. The execution and delivery of this Agreement by Parent does not require any consent or approval under, result in any breach of, result in any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Parent pursuant to any material agreement of Parent, or other instrument or obligation of Parent.

2.5 Valid Issuance of the Parent Stock. The have been designated as Series B Convertible Preferred Shares to be issued to Shareholders as the Consideration Shares, and the Common Stock issuable upon conversion thereof, will, when issued, be duly authorized, validly issued, fully paid and non-assessable, free and clear from all taxes and liens, claims and encumbrances (except the applicable securities Laws), and will not be subject to any pre-emptive rights or similar rights.

2.6 SEC and State Securities Law Filings.

(a) Parent has filed all forms, reports and documents, as otherwise would be required by a mandatory filer, voluntarily with the SEC and, or as permitted or commented by the SEC Staff (the “Exceptions”) and any state securities administrators since formation of Parent. At the time filed, except as permitted and noted by the SEC Staff in various comment letters, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements, subject to the Exceptions, (including, in each case, any related notes) contained in Parent’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Parent as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Parent maintains a standard system of accounting established and administered in accordance with GAAP.

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(c) There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC filings. To Parent’s knowledge, none of the SEC reports is the subject of ongoing review or outstanding SEC investigation.

(d) On closing, Parent will prepare and timely file a Current Report on Form 8-K setting forth the required information concerning this business combination transaction. This report may include Form 10 type disclosures on Form 8-K.

2.7 Undisclosed Liabilities. Except as set forth on Parent’s balance sheet dated September 30, 2019, as set forth in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, as filed with the SEC, Parent has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000. Since September 30, 2019, Parent has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent having or which reasonably could be expected to have a Material Adverse Effect on Parent. Since September 30, 2019, there has not been (i) any change by Parent in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Parent of any of its assets, including, without limitation, any write-down of the value of any assets or (iii) any other action or event that would have required the consent of any other party hereto pursuant to of this Agreement had such action or event occurred after the date of this Agreement.

2.8 Litigation. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Parent’s Knowledge enjoining or requiring Parent to take any action of any kind with respect to its business, assets or properties.

2.9 Exemption from Registration.

(a) Subject to the accuracy of the representations made by UCG and the UCG Shareholders, Parent Common Stock to be issued to the Sub Shareholders will be exempt from registration under the Securities Act and applicable state securities laws.

(b) On Closing, Parent will prepare and file a Form D with the SEC, with copies of the Form D and filing fees, if any, to any relevant state securities authorities. It is the intent of the Parent and Sub that the share exchange transaction will be exempt from Section 5 of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and Regulation D, Rule 506(b), by virtue of the private nature of the exchange offering.

2.10 Title to Assets.

(a) Parent has valid interests in, all real property and personal property and other assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of liens except for the following encumbrances:

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Parent’s balance sheets;

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(ii) mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Parent;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Parent; or

(iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Parent.

2.11 Insurance. To Parent’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Parent’s business, and to Parent’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

2.12 Tax Matters. Parent has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Parent has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Parent are currently in progress nor threatened and no deficiencies have been asserted or, to Parent’s Knowledge, assessed against Parent as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened. All Taxes required to be withheld on or prior to the date hereof from employees for income taxes, social security taxes, unemployment Taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

2.13 Books and Records. The general ledger and account books of Parent, all minute books of Parent, all federal, state and local income, franchise, property and other tax returns filed by Parent, all reports and filings with the SEC by Parent, as required to be maintained under the laws of the State of Delaware or otherwise, all of which have been made available to Sub, are in all material respects complete and correct, unless otherwise disclosed and have been maintained in accordance with good business practice and in accordance with all applicable procedures.

2.14 Compliance with Laws. Parent has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have a Material Adverse Effect. To Parent’s knowledge, Parent is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

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2.15 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Parent and that are necessary for the execution and delivery by Parent of this Agreement or any documents to be executed and delivered by Parent in connection therewith have been obtained and satisfied.

2.16 No Brokers. No broker or finder has acted for Parent in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UCG, COMPANY

UCG and Company, jointly and severally, represent and warrant to Parent and Sub, that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

3.1 Organization. Company is a corporation validly existing and in good standing under the laws of the State of Israel and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.2 Capitalization

(a) Company’s authorized capital stock consists of (i) 100 shares of Common Stock, par value NIS 1.00 (“Company Common Stock”).

(b) There are 100 shares of Company Ordinary Shares issued and outstanding. All of the issued and outstanding shares of Company were duly and validly issued and fully paid, are non-assessable and free of pre-emptive rights, and were issued in compliance with all applicable foreign securities laws.

3.3 Authorization. Each of UCG and Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by UCG and Company and the consummation by UCG of the transactions contemplated hereby have been duly and validly authorized by the board of directors of UCG and Company, and no other corporate proceedings on the part of UCG or Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UCG and Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which UCG and Company are a party constitute the valid and legally binding obligations of UCG and Company, enforceable against each in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by UCG and Company of this Agreement and the agreements provided for herein, and the consummation by UCG and Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Company is a party or by which Company or any of its properties is or may be bound; or (iii) to UCG or Company’s Knowledge, violate the provisions of any law, rule or regulation applicable to UCG or Company, except where such violation would not reasonably be expected to have a Material Adverse Effect.

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3.4 No Conflict. The execution and delivery of this Agreement by UCG and Company does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Company pursuant to any material agreement of Company or other instrument or obligation of Company.

3.5 Litigation. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to UCG or Company’s knowledge enjoining or requiring UCG or Company to take any action of any kind with respect to its business, assets or properties.

3.6 Audited Financial Statements.

(a) Within 75 days of the Closing, Company will present to Parent and Sub the Audited Financial Statements set forth in subparagraph (b) below:

(b) Company will provide audited financial statements which are true, correct, and complete copies of its audited balance sheets, statement of operations, cash flows, changes in shareholder equity and footnotes dated as of December 31, 2019 and 2018 (the “Company Accounting Audit Date”), together with requisite and related statements of operations, balance sheets, cash flows, and changes in shareholder’s equity and footnotes for the fiscal quarters preceding the Closing, (collectively, the “Company Audited Financial Statements”).

3.7 Title to Assets.

(a) Company has valid interests in, all real property and tangible and intangible personal property and other assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of liens except for the following encumbrances:

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Company’s balance sheets;

(ii) mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Company;

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(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Company; or

(iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Company.

3.8 Intellectual Property.

(a) Except as disclosed herein (i) Company owns or possesses sufficient rights to use all patents, patent rights, trademarks, copyrights, licenses, inventions, manufacturing processes, design process, logos, trade names, hardware designs, programming processes, software, trade secrets, trade names and know-how (collectively, “Intellectual Property”) that are necessary for the conduct of its business as now conducted or as proposed to be conducted except where the failure to currently own or possess would not have a Material Adverse Effect, (ii) Company, to its knowledge is not infringing and has not received any notice of, or has any knowledge of, any asserted infringement by the Company of any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a Material Adverse Effect, and (iii) Company has not received any notice of, or has any knowledge of, infringement by a third party with respect to any Intellectual Property rights of the Company that, individually or in the aggregate, would have a Material Adverse Effect.

(b) Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.9 Insurance. To Company’s Knowledge, all current insurance policies are in full force and effect, and to Company’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

3.10 Compliance with Laws. To the Best of Company’s knowledge, it is not in violation of any Israeli law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

3.11 No Brokers. No broker or finder has acted for Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Company.

3.12 Tax Matters. Company has timely filed all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Company has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.

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3.13 Disclosure. The information concerning Company set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3.14 Contracts.

(a) Each such Contract (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of the Company and is enforceable in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. As of the date hereof, neither Company, nor to Company’s Knowledge, any other party to any Material Contract, is in breach of, or in default under such Material Contract. To the Knowledge of Company, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the transactions contemplated hereby. Company has made available to Parent a true and complete copy of each Material Contract, as in effect on the date hereof.

(b) No Person is currently renegotiating any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

3.15 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Schedules, since September 30, 2019, there has been no material change in the business and assets of Company and to the Company’s knowledge, Company has not become subject to any law or regulation which materially and adversely affects, the business, operations, properties, assets, or condition of Sub.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Obligation of Shareholder, UCG and Company. The obligation of each of the Shareholders, UCG and Company to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sub shall waive such fulfillment:

4.1.1 This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction;

4.1.2 Parent shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction;

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4.1.3 The representations and warranties of Parent set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Sub, do not materially and adversely affect the business or condition (financial or otherwise) of Parent, as of the Closing as if made as of such time; and

4.1.4 UCG and Company shall have received, on and as of the Closing Date, such closing documents and instruments Company shall reasonably request.

4.1.5 Gaya shall have received from the Israeli Tax Authority a pre ruling with respect to the tax treatment of the Share Exchange.

4.2 Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Parent and Sub shall waive such fulfillment:

4.2.1 This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and stockholders) required by law to consummate the Transaction;

4.2.2 There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

4.2.3 Each of the Shareholders, UCG and Company shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

4.2.4 No material adverse change shall, in the reasonable judgment of Parent, have taken place in the business or condition (financial or otherwise) of Sub, other than those that result from the changes permitted by, and transactions contemplated by, this Agreement;

4.2.5 At Closing, George shall enter into the Escrow Agreement and Sub will deliver or cause to be delivered into escrow with the Escrow Agent the share certificates representing the Consideration Shares.

4.2.6 The representations and warranties of each of the Shareholders, UCG and Company set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Parent, do not materially and adversely affect the business or condition (financial or otherwise) of the Company, as of the Closing Date as if made as of such time.

4.2.7 Parent shall have received, on and as of the Closing Date, such closing documents and instruments Parent shall reasonably request.

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ARTICLE V

ADDITIONAL COVENANTS

5.1 Access

Between the date of this Agreement and the Closing Date, UCG and the Company, on the one hand, and Parent and Sub, on the other hand, will, and will cause each of their respective representatives to:

(a) afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b) furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c) furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to cooperate with the other party and its representatives in connection with such investigations.

5.2 Operation of Business. From the date of this Agreement to the Closing Date, and except to the extent that Parent otherwise consents in writing, UCG and the Company will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

ARTICLE VI

GENERAL PROVISIONS

6.1 Arbitration.

(a) If any dispute between the Parties arising under or relating to this Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties agree that the claim or dispute will be resolved by arbitration as set forth in this section.

(b) If the dispute or claim cannot be resolved through mutual negotiation, the Parties agree that the matter will then be submitted to and decided by arbitration to be conducted in Boca Raton, Florida. The arbitration shall be conducted by the American Arbitration Association (“AAA”) in accordance with the then-existing Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules). Either Party may contact the AAA to seek arbitration. The AAA shall select a single arbitrator. Each Party shall bear its own expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and will share equally the fees and expenses of the arbitrator, regardless of the outcome of the mediation or arbitration. The arbitration shall be conducted with 30 days after the first of either party contacts the AAA to request arbitration. The arbitrator’s decision shall be made within 14 days after the arbitration. There is no appeal for the arbitrator’s decision or award. If the arbitrator determines a party has acted in bad faith, he/she shall be authorized to award costs and fees.

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(c) Should a Party not participate in arbitration, the non-participating Party shall have a default award for the amount in dispute entered against it, plus costs of the participating Party’s fees and expenses for the arbitration proceeding. This agreement to arbitrate waives any right to trial by jury. There shall be no appeal.

(d) In all instances of arbitration, the party requesting that activity shall provide immediate notice via email and one-day courier (e.g., FedEx) to the addresses listed above.

6.2 Limitation. Notwithstanding any provision to the contrary herein, no Party will be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages.

6.3 Notices. All notices required or permitted under this Agreement will be in writing, and shall be deemed given when delivered (i) in person; (ii) by overnight courier, upon written confirmation of receipt; (iii) by certified or registered mail, with proof of delivery; (iv) by facsimile transmission with confirmation of receipt; or (v) by email (and shall be deemed delivered when leaving the network of the sending party provided that no out of office or other delivery failure message is received):

If to Parent or Sub:

World Health Energy Holdings, Inc.

1825 NW Corporate Blvd. Suite 110

Boca Raton, FL 33431

(561)870-0440

Attn: Giora Rozensweig, Interim Chief Executive Director

email: giora@whengroup.com

With a copy to:

David Aboudi

Attorney at Law

745 Fifth Ave., Suite 500

New York, NY 10151

Tel. (972)52-398-3707 (direct)

email: david@aboudilegal.com

If to UCG or Company:

RNA Ltd.

Jabotinsky 7, floor 27

Ramat Gan, Israel

Attn: Gaya Rozensweig

Email: gaya.rozen@gmail.com

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6.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.5 Miscellaneous. This Agreement:

6.5.1 constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the Parties after the date hereof;

6.5.2 is not intended to confer upon any other person, other than to the Parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies hereunder;

6.5.3 shall not be assigned by operation of law or otherwise;

6.5.4 shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to the principles of conflict of laws; and

6.5.5 shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives;

6.6 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, which together shall constitute a single agreement.

6.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

6.8 Survival. All representations and warranties of each of the parties shall survive the transactions contemplated herein and shall remain operative and in full force and effect, regardless of any investigations at any time made by or on behalf of any party hereto, for a period of one (1) year after the Closing Date.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

/S/ Giora Rozensweig		/S/ George Baumoehl
World Health Energy Holdings Inc.		UCG Inc.
By:	Giora Rozensweig	By:	George Baumoehl
Date:	01/27/2020	Date:	01/27/2020

/S/ Giora Rozensweig		/S/Gaya Rozensweig
R2GA Inc.		RNA Ltd.
By:	Giora Rozensweig	By:	Gaya Rozensweig
Date:	01/27/2020	Date:	01/27/2020

/S/ Gaya Rozensweig		/S/ George Baumoehl
GAYA ROZENSWEIG		GEORGE BAUMOEHL

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Annex A

“1933 Act” means the Securities Act of 1933, as amended, as of the Closing Date.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first Person.

“Charter Increase” shall mean the filing with the Secretary of State of the state of Delaware of an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of the Common Stock par value $0.0007 per share that the Company is authorized to issue from time to time beyond the currently authorized One Hundred and Ten Billion (110,000,000,000) shares of Common Stock.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this Agreement, each of the Shareholders and each member of each Shareholder’s immediate family shall be deemed to be an Affiliate of Sub.

“Closing” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and related rules and regulations thereunder.

“Contract” means any written or oral contract, agreement, intellectual property license, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Escrow Agent” is defined in Appendix A.

“Escrow Agreement” shall mean the Escrow Agreement between, inter alia, the Parent and George.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles

“IRS” means the Internal Revenue Service.

“Knowledge” (or words of similar import), means that, after having conducted a reasonable due diligence review, the Party believes the statement to be true, accurate, and complete in all material respects.

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“Liabilities” means obligations, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time.

“Material Adverse Effect” or “Material Adverse Change” means with respect to any Person, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (a) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; or (b) the ability of such entity to consummate the Transaction contemplated by this Agreement.

“Parent Series B Convertible Preferred Shares” shall mean the Series B Convertible Preferred Shares, par value $0.0001 with the rights and privileges as set forth in the Certificate of Designations attached hereto as Appendix B, which shares will automatically convert into a total of Three Hundred Eighty-Seven Billion (387,000,000,000) shares of the Company Common Stock, par value $0.0007, immediately upon the effectiveness of the amendment to the Company’s certificate of incorporation providing for the Charter Increase.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

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